RESTRICTED STOCK UNIT AGREEMENT

UNDER THE 2007 CARE INVESTMENT TRUST INC. EQUITY PLAN

Name of Grantee:	F. Scott Kellman
Number of Restricted Stock Units:	35,000 RSUs
Grant Date:	April 8, 2008
Cumulative Vesting Schedule (from continuous service):	50% of the RSUs vest on April 8, 2011, and the remaining 50% of the RSUs vest on April 8, 2012.

This Restricted Stock Unit Agreement (the “Agreement”) is between Care Investment Trust Inc., a Maryland corporation (the “Company”), and you, the Grantee named above, as an employee of CIT Healthcare LLC, the manager of the Company pursuant to a management agreement (the “Manager”).

The Company wishes to award to you a number of Restricted Stock Units (RSUs) which represent the right to receive shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), subject to vesting and certain other restrictions as provided in this Agreement, in order to carry out the purposes of the 2007 Equity Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award of Restricted Stock Units.

The Company hereby grants to you, effective as of the Grant Date, an Award of RSUs for that number of shares of Common Stock indicated above on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan.

2. Scheduled Vesting.

Subject to the terms and conditions of this Agreement, RSUs shall become vested in the amount or amounts set forth herein if you remain continuously employed by the Manager from the Grant Date until the respective date or dates described above in this Agreement. For purposes of this Agreement, employment by the Manager means employment with any parent or subsidiary of the Manager or any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Manager.

3. Issuance of Shares of Common Stock.

The Company shall issue to you within ten (10) days of vesting that number of shares of Common Stock equal to the number of RSUs vesting on such date. Such shares may be delivered to you either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as applicable.

4. Effect of Termination of Employment.

Your rights to RSUs that are not vested shall be immediately and irrevocably forfeited upon your termination of employment with the Manager, including the right to receive dividend equivalents as provided in Section 8(b) of this Agreement. However, in the event that your termination of employment with the Manager occurs due to your death, Disability, Retirement, or due to a Reduction in Force Termination, any unvested RSUs shall become vested. The number of shares of Common Stock corresponding to such vested RSUs shall be issued to you within ten (10) days of your employment termination.

“Employment” covered under this Agreement shall mean the performance of bona fide services for the Manager. Your employment by the Manager shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Manager, as applicable, regardless of whether pay is suspended during such leave.

A “Reduction in Force Termination” shall mean the termination of your employment by the Manager, or by any parent or subsidiary of the Manager or any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Manager, as a result of a reduction in force, corporate down-sizing, change in operations, permanent facility relocation or closing, or other job elimination.

“Disability” shall have the meaning as defined under the Manager’s long-term disability plan or policy that covers you, or, in the event that the Manager has no long-term disability plan or policy covering you, “Disability” shall have the same meaning as defined under Section 409A of the Code.

“Retirement” means either (a) your employment termination with the Manager’s consent on or after attaining your “Normal Retirement Age”; or (b) your employment termination with the Manager’s consent upon (i) completing at least a 10-year “Period of Benefit Service” and (ii) having either (A) attained age 55, or (B) incurred an “Eligible Termination” and, at the time of such “Eligible Termination,” having attained age 54. The terms “Normal Retirement Age,” “Period of Benefit Service,” and “Eligible Termination,” shall have the meanings as defined in the CIT Group Inc. Retirement Plan effective January 1, 2001 (the “Retirement Plan”). You are eligible for Retirement under this Award, whether or not you participate in the Retirement Plan.

5. Effect of a Change in Control.

If the Company experiences a Change in Control (as defined in the Plan) prior to the time that any outstanding RSUs have vested, such unvested RSUs shall immediately vest and be settled upon the effective date of the Change in Control.

6. Effect of Termination of Management Agreement.

If the management agreement between Care and the Manager is terminated or not renewed other than for Cause (as such term shall be defined in the management agreement), any outstanding RSUs that are not then vested shall become immediately vested, and the number of shares of Common Stock corresponding to such vested RSUs shall be issued to you within ten (10) days of such termination or non-renewal. If the management agreement is terminated or not renewed for Cause (as such term shall be defined in the management agreement) any outstanding RSUs that are not then vested shall become immediately forfeited.

7. Transfer Restrictions.

Notwithstanding anything to the contrary in this Agreement, the RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered by you. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the RSUs vest.

No transfer by will or the applicable laws of descent and distribution of any shares of Common Stock which are issuable to you upon settlement of the RSUs by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

8. Distributions and Adjustments.

(a) If there is any change in the number or character of the Common Stock of the Company without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), the Committee administering the plan shall, in such manner and to such extent (if any) as it deems appropriate and equitable, adjust the number of RSUs subject to this Agreement accordingly, in its sole discretion. Any fractional RSUs resulting from an adjustment under this Section 8(a) shall be rounded down to the nearest whole unit.

(b) RSUs shall be credited with dividend equivalents at such times as dividends, whether in the form of cash, Common Stock, or other property are paid with respect to the Common Stock. Any such dividend equivalents shall be paid on the dividend payment date to you as if each RSU held by you were a share of outstanding Common Stock.

9. Taxes.

(a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the RSUs, payment of dividend equivalents on the RSUs, the vesting of the RSUs and issuance of shares of Common Stock to you in settlement of the RSUs and any other matters related to this Agreement. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you are responsible for your own tax liability that may arise as a result of this grant or any other matters related to this Agreement.

(b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.

(c) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the RSUs (including property attributable to the RSUs described in Section 8(b) above) by:

(i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),

(ii) having the Company withhold a portion of the shares of Common Stock to be issued to you in settlement of the RSUs having a Fair Market Value equal to the amount of such taxes, or

(iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Common Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined.

10. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company, a subsidiary of the Company or the Manager. In addition, the Company, a subsidiary of the Company or the Manager, as applicable, may at any time dismiss you from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c) Securities Matters. The Company shall not be required to issue or deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f) Section 409A. The RSUs granted hereunder are intended to avoid the potential adverse tax consequences to you of Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Award Agreement contravenes Section 409A or could cause you to incur any tax, interest or penalties under Section 409A, the Board of Directors or the Committee, as applicable, may, in its sole discretion, and without your consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 10(f) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs or shares of Common Stock distributed hereunder will not be subject to taxes, interest and penalties under Section 409A.

(g) Rights as a Stockholder. You shall have no rights as a stockholder of the Company with respect to any RSUs covered by this Agreement until the shares of Common Stock are issued to you in respect of the RSUs.

(h) Governing Law. The internal law, and not the law of conflicts, of the State of Maryland will govern all questions concerning the validity, construction and effect of this Agreement.

(i) Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Care Investment Trust Inc.

c/o CIT Healthcare LLC

505 Fifth Avenue, 6th Floor

New York, New York 10017

Attn: Robert O’Neill

(j) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

11. Refusal of Award.

If you desire to refuse this Award, you must notify the Company in writing no later than thirty (30) days after receipt of this Agreement. Your acceptance of this Award shall constitute your acceptance of all the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.

CARE INVESTMENT TRUST INC.
By:	/s/ Robert O’Neill
Robert O’Neill
Its:	Chief Financial Officer and Treasurer